UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2008

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350

New York, New York  10271

(Address of principal executive offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 348-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

IBM Alliance Payment

On Thursday March 27, 2008, International Business Machines Corporation (“IBM”) paid $37.3 million to ACI Worldwide, Inc. (the “Company”) upon the satisfaction of certain conditions contemplated under the Master Alliance Agreement entered into between the parties on December 16, 2007, as amended.  This amount represents a prepayment of incentive payments to be earned under the Master Alliance Agreement and related agreements and accordingly a portion of this payment is subject to refund by the Company to IBM under certain circumstances.  As of March 31, 2008, $20.6 million is refundable subject to achievement of future milestones.

As disclosed in its Transition Report on Form 10-Q (“Form 10-Q”) for the three months ended December 31, 2007 filed with the U.S. Securities and Exchange Commission on February 19, 2008, reimbursements from IBM will be used to offset expenditures determined to be direct and incremental to satisfying contractual technical enablement obligations but not in excess of non-refundable cash received or receivable. Additionally, the revenue related to the incentive payments will be deferred until the Company has reached substantial completion of the technical enablement obligations.  Subsequent to reaching substantial completion, revenue will be recognized as sales incentives are earned.

Interest Rate Swaps

In its Form 10-Q for the three months ended December 31, 2007 filed with the U.S. Securities and Exchange Commission on February 19, 2008, the Company reported that it entered into two interest rate swaps during the fiscal year ended September 30, 2007 with a commercial bank whereby it pays a fixed rate of 5.375% and 4.90% and receives a floating rate indexed to the 3-month LIBOR from the counterparty on a notional amount of $75 million and $50 million, respectively.  Although the Company believes that these interest rate swaps will mitigate the risk of variability in future cash flows associated with existing and forecasted variable rate borrowings during the term of the swaps, neither swap qualifies for hedge accounting. Accordingly, the change in the fair value liability of the swaps is recognized in other income (expense).  Events in the global credit markets subsequent to December 31, 2007 have impacted the expectation of near-term variable borrowing rates.  As a result, the Company has experienced an adverse impact to the fair value liability of its interest rate swaps.  As reported in the Form 10-Q, during January 2008 the fair value liability had increased approximately $2.4 million from a balance of $4.6 million as of December 31, 2007 to $7.0 million as of January 31, 2008.  Subsequently, the fair value liability has increased an additional $1.2 million to $8.2 million as of March 31, 2008.  As a result, the Company anticipates that its non-cash loss related to the change in fair value of its interest rate swaps will be approximately $3.6 million for the first quarter of 2008, for a non-cash earnings per share impact of approximately $0.06.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACI WORLDWIDE, INC.

/s/ SCOTT W. BEHRENS
Scott W. Behrens
Vice President, Corporate Controller and
Chief Accounting Officer

Date:  April 2, 2008

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